Exhibit 99.1

ORAGENICS, INC. ANNOUNCES PHASE 2 CLINICAL TRIAL OF AG013

REACHES ENROLLMENT OF 158 PATIENTS

TAMPA, Fla., September 25, 2019 — Oragenics, Inc. (NYSE American: OGEN), a leader in the development of new antibiotics against infectious diseases and effective treatments for oral mucositis, today announces it has enrolled 158 patients in its Phase 2 trial of AG013 for the treatment of severe oral mucositis.

In addition, the Data and Safety Monitoring Board (DSMB) for the trial, recently met and reviewed safety data to date and has determined that the trial may continue with no adjustments or further review. The company is currently enrolling approximately 200 patients in 59 study sites in the United States and Europe.

“Having reached more than three quarters enrollment is an important milestone for this trial, and we remain on track to complete enrollment by the end of the fourth quarter of 2019. In the meantime, we are grateful to our DSMB for their continued support in reviewing our incremental safety data and clearing the trial to continue uninterrupted. Finally, we look forward to providing additional updates on the progress and data from the trial as it becomes available,” stated Alan Joslyn, CEO of Oragenics, Inc.

AG013, which has been granted Fast Track designation with the U.S. Food and Drug Administration and orphan drug status in Europe, is an ActoBiotics® therapeutic candidate formulated to deliver the therapeutic molecule Trefoil Factor 1 to the mucosal tissues in the oral cavity in a convenient oral rinsing solution. Trefoil Factors are a class of peptides involved in the protection of gastrointestinal tissues against mucosal damage and play an important role in subsequent repair. The compound was designed by the company’s strategic partner, ActoBio Therapeutics, Inc., a wholly-owned subsidiary of Intrexon Corporation (NYSE: XON).

About Oragenics, Inc.

We are focused on becoming a leader in novel antibiotics against infectious disease and on developing effective treatments for oral mucositis. Oragenics, Inc. has established two exclusive worldwide channel collaborations with Intrexon Corporation and its subsidiaries. The collaborations allow Oragenics to accelerate the development of much needed new antibiotics that can work against resistant strains of bacteria and the development of biotherapeutics for oral mucositis and other diseases and conditions of the oral cavity, throat, and esophagus.

For more information about Oragenics, please visit www.oragenics.com.

Safe Harbor Statement: Under the Private Securities Litigation Reform Act of 1995: This release includes forward-looking statements that reflect management’s current views with respect to future events and performance. These forward-looking statements are based on management’s beliefs and assumptions and information currently available. The words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project” and similar expressions that do not relate solely to historical matters identify forward-looking statements. Investors should be cautious in relying on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed in any such forward-looking statements. These factors include, but are not limited to, risks and uncertainties described in our filings with the U.S. Securities and Exchange Commission. Oragenics assumes no responsibility to update any forward-looking statements contained in this press release or with respect to the matters described herein.

Oragenics, Inc.

Corporate:

Michael Sullivan, 813-286-7900

Chief Financial Officer

msullivan@oragenics.com

or

Investors:

John Marco

Managing Director

CORE IR

310-819-2948

johnm@coreir.com

Media:

Jules Abraham

CORE IR

917-885-7378

julesa@coreir.com